SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 13, 2003

IMAGEWARE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	001-15757	33-0224167
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

10883 Thornmint Road San Diego, CA 92127
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 673-8600

Item 5. Other Events and Regulation FD Disclosure.

Execution of Consent to Assignment and Amendment Agreement; Issuance of Notes

On June 13, 2003, ImageWare Systems, Inc. (the “Company”) entered into a Consent to Assignment and Amendment Agreement (the “Consent Agreement”) with L.F. Global Holdings, LLC, a California limited liability company (“LF”) and Laurus Master Fund, Ltd., a Cayman Islands corporation (“Laurus”). Under the terms of the Consent Agreement, the Company consented to the assignment by Perseus 2000, L.L.C. (“Perseus”) to Laurus and LF of certain promissory notes originally issued by the Company to Perseus on May 22, 2002 and September 23, 2002 (the “Perseus Notes”), representing an aggregate of $3,072,061 of outstanding principal and interest, and LF agreed to advance the Company approximately an additional $1,088,000 (the “Advance”). In exchange for the cancellation of the Perseus Notes, the Company issued (A) a Senior Secured Convertible Promissory Note with a principal sum of $1,500,000 to Laurus, representing the portion of the Perseus Notes (outstanding principal and interest) assigned to Laurus, and (B) a Senior Secured Convertible Promissory Note with a principal sum of $2,650,000 to LF, representing (i) the aggregate portion of the Perseus Notes (outstanding principal and interest) assigned to LF, plus (ii) the amount of the Advance. In addition, the Company agreed to pay to Laurus a closing fee in cash of $60,000 in connection with the transaction and to issue a Senior Secured Convertible Promissory Note with a principal sum of $106,000 to LF in lieu of closing fees payable to LF in connection with the transaction. The senior secured convertible promissory notes issued to Laurus and LF are collectively referred to herein as the “Notes.”

Each of the Notes bears interest at a rate of 12.5% per annum and is payable on the earlier of May 22, 2005 or upon the occurrence of various other events or conditions set forth in the Notes, including, but not limited to, certain mergers, consolidations, reorganizations or other business combinations involving the Company. In certain circumstances, if the Company’s shareholders approve the transaction, interest payments may be made in-kind with additional Notes. Under the terms of the Notes, the holders retain the right, subject to certain exceptions, to convert all or any part of the principal and accrued interest outstanding under the Notes into shares of the Company’s Common Stock at a conversion price per share equal to $2.11 (the “Conversion Price”). The Conversion Price is subject to adjustment in the event the Company effects a stock split, combination or like transaction. The Notes contain “full-ratchet” price anti-dilution provisions that would become effective if the Company’s shareholders approve the transaction.

As collateral for the Notes, the Company consented to an assignment from Perseus to Laurus and LF of a security interest in all of the Company’s assets and properties, including, but not limited to, all outstanding shares of capital stock of each of its United States subsidiaries and 66 2/3% of the shares of capital stock of its foreign subsidiaries. Additionally, the Company’s subsidiary, ImageWare Systems ID Group, Inc., consented to a similar assignment from Perseus to Laurus and LF of a security interest in all of its assets and properties.

The Company also issued to Laurus and LF warrants to acquire 578,313 shares and 1,021,687 shares, respectively, of the Company’s Common Stock (the “Warrants”), each at an exercise price per share of $2.11 (the “Warrant Price”).  The Warrant Price is subject to adjustment in the event the Company effects a stock split, combination or like transaction. The Warrants contain "full-ratchet" price anti-dilution provisions that would become effective if the Company’s shareholders approve the transaction.

The Company also consented to the assignment by Perseus to Laurus and LF of certain registration rights whereby Laurus or LF may, subject to certain limitations, request that the Company register the shares of Common Stock issuable upon conversion of the Notes or exercise of the Warrants. Pursuant to the Consent Agreement, the Company agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the shares of common stock issuable upon conversion of the Notes and upon exercise of the Warrants.

The Company intends to use the proceeds from the transaction for working capital, and intends to seek, at its upcoming 2003 Annual Meeting of Shareholders, shareholder approval of the transaction.

Transaction Documents Attached as Exhibits

The foregoing summaries and descriptions do not purport to be a complete description of the terms and conditions of the securities sold or the transactions described and are entirely qualified by the transaction documents attached as exhibits hereto, each of which is incorporated herein in its entirety and which should be read for complete information on these transactions.

Press Release

The press release issued by the Company on June 18, 2003 announcing the transaction is filed herewith as Exhibit 99.1.

Item 7. Exhibits.

10.1	Consent to Assignment and Amendment Agreement dated June 13, 2003.
10.2	Senior Secured Convertible Promissory Note issued to L.F. Global Holdings, LLC. with a principal sum of $2,650,000, dated June 13, 2003.
10.3	Senior Secured Convertible Promissory Note issued to Laurus Master Fund, Ltd. with a principal sum of $1,500,000, dated June 13, 2003.
10.4	Senior Secured Convertible Promissory Note issued to L.F. Global Holdings, LLC with a principal sum of $106,000, dated June 13, 2003.
10.5	Warrant to Purchase 1,021,687 shares of Common Stock issued to L.F. Global Holdings, LLC, dated June 13, 2003.
10.6	Warrant to Purchase 578,313 shares of Common Stock issued to Laurus Master Fund, Ltd., dated June 13, 2003.
99.1	Press Release issued by the Company on June 18, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ImageWare Systems, Inc.

Dated: June 20, 2003	By:	/s/ Wayne Wetherell
Wayne Wetherell
Senior Vice President of Administration and Chief Financial Officer

INDEX TO EXHIBITS

10.1	Consent to Assignment and Amendment Agreement dated June 13, 2003.
10.2	Senior Secured Convertible Promissory Note issued to L.F. Global Holdings, LLC. with a principal sum of $2,650,000, dated June 13, 2003.
10.3	Senior Secured Convertible Promissory Note issued to Laurus Master Fund, Ltd. with a principal sum of $1,500,000, dated June 13, 2003.
10.4	Senior Secured Convertible Promissory Note issued to L.F. Global Holdings, LLC with a principal sum of $106,000, dated June 13, 2003.
10.5	Warrant to Purchase 1,021,687 shares of Common Stock issued to L.F. Global Holdings, LLC, dated June 13, 2003.
10.6	Warrant to Purchase 578,313 shares of Common Stock issued to Laurus Master Fund, Ltd., dated June 13, 2003.
99.1	Press Release issued by the Company on June 18, 2003.